Exhibit 10.14
STRONGHOLD DIGITAL MINING, INC.
OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT GRANT NOTICE

Pursuant to the terms and conditions of the Stronghold Digital Mining, Inc. Omnibus Incentive Plan, as amended from time to time (the “Plan”), Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), hereby grants to the individual listed below (“you” or the “Participant”) the number of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.

Participant:	Matthew J. Smith
Date of Grant:	March 15, 2023
Total Number of Restricted Stock Units:	600,000
Vesting Schedule:
Subject to the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall vest and become exercisable according to the following schedule:
RSUs shall vest over eighteen (18) months with 50% of the RSUs vesting on the first anniversary of the grant date and the remaining 50% of the RSUs vesting on the date that is eighteen (18) months from the grant date; provided that the RSUs will be credited with an additional twelve (12) months of accelerated vesting upon an involuntary termination of the Participant without Cause or a resignation for Good Reason not in connection with a Change in Control prior to the date that is eighteen (18) months from the Date of Grant, and provided further that 100% of any unvested portion of the RSUs will vest (i) upon an involuntary termination of the Participant without Cause or a resignation by the Participant for Good Reason following a Change in Control to the extent the RSUs are continued by the acquiror in connection with the Change in Control, and (ii) immediately prior to a Change in Control in the event the RSUs are not continued by the acquiror in connection with the Change in Control or in the event of the involuntary termination of the Participant without Cause or a resignation by the Participant for Good Reason within sixty (60) days prior to or upon the Change in Control. Shares of Stock will be issued with respect to the RSUs as set forth in Section 5 of the Agreement (which shares when issued will be transferable

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Stock Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Grant Notice to be executed by an officer thereunto duly authorized, and the Participant has executed this Grant Notice, effective for all purposes as provided above.
STRONGHOLD DIGITAL MINING, INC.

By:
Name: Gregory A. Beard
Title: Chief Executive Officer

PARTICIPANT

Name: _________________________________

EXHIBIT A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Date of Grant set forth in the Grant Notice to which this Agreement is attached by and between Stronghold Digital Mining, Inc., a Delaware corporation (the “Company”), and _________ (the “Participant”).

1.Defined Terms. Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement, the following terms shall have the meanings specified below:
a.“Cause” means: : (i) willful misconduct by the Participant in performance of his duties to the Company; (ii) willful commission by the Participant of any act of fraud or embezzlement with respect to the Company; (iii) the Participant’s indictment for or commission of a felony or a crime involving moral turpitude; or (iv) willful failure by the Participant to comply with lawful directives of the Board. No act or failure to act by the Participant shall be considered “willful” unless done or omitted to be done by the Participant in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, by the Participant based upon express direction from the Board shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. The Company shall not have Cause to terminate the Participant’s employment unless (i) the Board reasonably determines in good faith that a “Cause” condition under such clauses has occurred; (ii) the Board notifies the Participant in writing of the occurrence of the Cause condition within sixty (60) days of the Board’s first becoming aware of such occurrence; (iii) the Participant fails to cure any such Cause condition, to the extent curable, within fifteen (15) days of such notice (the “Cause Cure Period”); (iv) notwithstanding such efforts, the Cause condition continues to exist; and (v) the Board terminates the Participant’s employment within sixty (60) days after the end of the Cause Cure Period. If the Participant cures the Cause condition during the Cause Cure Period, Cause shall be deemed not to have occurred.
b.Change in Control. a “Change in Control” shall mean the date upon which any of the following events occur:
i.Any Person (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than the Company, a subsidiary, or any employee benefit plan(s) sponsored by the Company or a subsidiary, has acquired, or has executed definitive documents to acquire, the Beneficial Ownership (as determined under Rule 13d-3 under the Act), directly or indirectly, of securities of the Company entitling such Person to 30% or more of the Voting Power of the Company;
ii.At any time less than 51% of the members of the Board (excluding vacant seats) shall be Continuing Directors; or
iii.The consummation of a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the stockholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power, and in substantially the same proportions as they held prior to such transaction, of (A) in the case of a merger or consolidation, the surviving or resulting corporation, (B) in the case of a share exchange, the acquiring corporation or (C) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction.

Notwithstanding the foregoing, if required in order to comply with the Nonqualified Deferred Compensation Rules, then for purposes of payment of any amount upon the Change in Control, no Change in Control shall be deemed to have occurred upon an event described in items (i) - (iii) above unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under the Nonqualified Deferred Compensation Rules.

c. “Continuing Directors” shall mean a director of the Company who either (a) was a director of the Company on the Date of Grant or (b) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the Act, or any successor rule).
d. “Disability” means, with respect to a Participant’s termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, to the extent the Award is subject to the Nonqualified Deferred Compensation Rules, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.
e. “Good Reason” shall mean the occurrence of one or more of the following, without the Participant's consent: (i) a reduction in the Employee’s annual base salary or cash bonus; (ii) a material diminution of the Employee’s duties, responsibilities, powers or authorities, including, without limitation, the material assignment of duties and responsibilities materially inconsistent with the Employee’s position as Chief Financial Officer of the Company; (iii) a breach by the Company of this Agreement or any other written agreement between the Employee and the Company or any of its affiliates, including without limitation any equity-based award agreement; or (iv) a relocation of the Employee’s principal place of business by more than 35 miles. For purposes of this Agreement, the Employee shall not have Good Reason for termination unless (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of the Employee’s first becoming aware of such occurrence; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Good Reason Cure Period”), to cure the condition, to the extent curable; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his employment within sixty (60) days after the end of the Good Reason Cure Period. If the Company cures the Good Reason condition during the Good Reason Cure Period, Good Reason shall be deemed not to have occurred.
f. “Voting Power” shall mean such number of the Voting Shares as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote); and “Voting Shares” shall mean all securities of the Company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the Company to elect directors by a separate class vote).

2.Award. In consideration of the Participant’s past or continued employment with the Company or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Date of Grant set forth in the Grant Notice (the “Date of Grant”), the Company hereby grants to the Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one share of Stock, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, the Participant will have no right to receive any Stock or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of the Company, payable only from the general assets of the Company.

3.Vesting of RSUs.
a.The RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice, subject to the accelerated vesting provisions set forth in the Grant Notice. Unless and until the RSUs have vested in accordance with the Grant Notice, the Participant will have no right to receive any dividends or other distribution with respect to the RSUs.
b.Upon a termination of the Participant’s employment with the Company or an Affiliate for Cause or violation of any of the restrictive covenants in Section 6, any unvested RSUs will terminate automatically without any further action by the Company and all vested RSUs that have not been settled will be forfeited without further notice and at no cost to the Company.
c.Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 3 and any employment agreement entered into by and between you and the Company or its Affiliates, the terms of the employment agreement shall control.

4.Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding shares of Stock and, on the record date for such dividend, the Participant holds RSUs granted pursuant to this Agreement that have not been settled, the Company shall record the amount of such dividend in a bookkeeping account and pay to the Participant an amount in cash equal to the cash dividends the Participant would have received if the Participant was the holder of record, as of such record date, of a number of shares of Stock equal to the number of RSUs held by the Participant that have not been settled as of such record date, such payment to be made on the same date that the RSUs to which they are attributable are settled and paid in accordance with Section 5. For purposes of clarity, if the RSUs (or any portion thereof) are forfeited by the Participant pursuant to the terms of this Agreement, then the Participant shall also forfeit the Dividend Equivalents, if any, accrued with respect to such forfeited RSUs. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.

5.Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than 60 days after such vesting date (the “Original Issue Date”), the Company shall deliver to the Participant (or the Participant’s permitted transferee, if applicable) a number of shares of Stock equal to the number of RSUs subject to this Award that have become vested on the applicable vesting date. Notwithstanding the foregoing, if (i) the Original Issuance Date does not occur during an “open window period” applicable to the Participant, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, and (ii) either (1) a tax withholding obligation does not apply, or (2) the Company decides, prior to the Original Issuance Date, (A) not to satisfy the tax withholding obligation by withholding shares of Stock from the shares otherwise due, on the Original Issuance Date, to the Participant under this Award, and (B) not to permit the Participant to enter into a “same day sale” commitment with a broker-dealer and (C) not to permit the Participant to pay the Participant’s tax withholding obligation in cash, then the shares that would otherwise be issued to the Participant on the Original Issuance Date will not be delivered on such Original Issuance Date and will instead be delivered on the first business day when the Participant is not prohibited from selling shares of the Stock in the open public market, but in no event later than December 31 of the calendar year in which the Original Issuance Date occurs (that is, the last day of the Participant’s taxable year in which the Original Issuance Date occurs), or, if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Stock under this Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d). All shares of Stock issued hereunder shall be delivered either by delivering one or more certificates for such shares to the Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

6.Restrictive Covenants.
a.Noncompetition. Because of the Company's legitimate business interest and the valuable consideration offered to the Participant to which Participant would not otherwise be entitled, and except where prohibited by state or local law, the Participant covenants and agrees that during the Participant's period of employment with the Company and for a period of one (1) year after Participant ceases to be employed by the Company (the “Prohibited Period”), the Participant will not directly or indirectly, on the Participant's own behalf or on behalf of or in conjunction with any person, business, firm, company, or other entity, set up, join, become employed by, be engaged in, or provide any advice or services to, any enterprise which develops, produces, markets, sells or services any product or service which is the same as or similar to products or services manufactured and sold by the business or function the Participant worked for in the last two years of employment with the Company; provided however that in the event of a termination of employment without Cause or for Good Reason, Participant is paid severance for the duration of the Prohibited Period. This covenant is limited to the Commonwealth of Pennsylvania or State of New York, depending on the situs of the Participant's office or work location, and is or has been doing business during the twelve (12) months prior to the Participant's date of termination. This covenant does not prohibit the Participant from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that the Participant's ownership represents a passive investment and that the Participant is not a controlling person of, or a member of a group that controls, the corporation. The Participant acknowledges that the Participant has access to Company-wide confidential strategic information and customer information for the Participant's business or function, that disclosure of that information to a competitor or use of that information by a competitor would cause the Company irreparable harm, that this covenant is reasonably necessary to protect that information, and that the Participant has received sufficient consideration for the covenants contained herein. The Participant agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Participant acknowledges that, if required by applicable law, the Company advised the Participant to consult with an attorney before agreeing to this covenant and provided the Participant with at least 14 days to review and consider this covenant before agreeing to it. For the avoidance of doubt, the Company acknowledges that the Participant shall be permitted to engage in the outside business activities outlined in Exhibit C to his Offer Letter, a copy of which exhibit is reproduced in Annex B hereto.
b.Non-Solicitation. Because of the Company’s legitimate business interest and the valuable consideration offered to the Participant to which the Participant would not otherwise be entitled, and except where prohibited by state or local law, the Participant covenants and agrees that for a period of one (1) year after the Participant ceases to be employed by the Company, the Participant will not, for his or herself, as an agent or employee, or on behalf of any person, association, partnership, corporation or other entity, directly or indirectly, solicit the business, or aid to assist anyone else in the solicitation of business from, any customer or prospective customer of the Company or supplier of parts used in the Company's business with whom the Participant had direct or indirect contact or about whom the Participant may have acquired any knowledge while employed by or through the Participant's employment with the Company. The Participant also agrees that, during the Participant's employment with the Company and for one (1) year after the Participant ceases to be employed by the Company, the Participant will not, directly or indirectly: solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever, or hire or participate in the hiring or interviewing of any employee of the Company; or provide names or other information about the Company's employees for the purpose of assisting others to hire or interview such employees. For purposes of this paragraph, a Company employee means any person who is a then-current Company employee or was employed by the Company within the six (6) months preceding any alleged solicitation of any action by the Participant that violates this covenant. The Participant acknowledges that this covenant is reasonable, and that the Participant has received sufficient consideration for the covenants contained herein. The Participant agrees that a court may modify any provision herein that it deems unreasonable or unenforceable, and the remainder shall remain in full force and effect. The Participant acknowledges that, if required by applicable law, the Company advised the Participant to consult with an attorney before agreeing to this covenant and provided the Participant with at least 14 days to review and consider this covenant before agreeing to it.
c.Confidential Information. The Participant shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Participant during the Participant’s employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Participant). After termination of the Participant’s employment with the Company, the Participant shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
d.Interpretation. All references to the Company in this Section 6 shall also include the Company's direct and indirect Subsidiaries, as applicable.

7.Employment Relationship. For purposes of this Agreement the Participant shall be considered to be employed by the Company or an Affiliate as long as the Participant remains an employee of any of the

Company, an Affiliate or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award. Without limiting the scope of the preceding sentence, it is expressly provided that the Participant shall be considered to have terminated employment with the Company (a) when the Participant ceases to be an employee of any of the Company, an Affiliate, or a corporation or other entity (or a parent or subsidiary of such corporation or other entity) assuming or substituting a new award for this Award or (b) at the time of the termination of the “Affiliate” status under the Plan of the corporation or other entity that employs the Participant.

8.Non-Transferability. During the lifetime of the Participant, the RSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the RSUs have been issued. Neither the RSUs nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

9.Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Stock hereunder will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No shares of Stock will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, shares of Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued or (b) in the opinion of legal counsel to the Company, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary for the lawful issuance and sale of any shares of Stock hereunder will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

10.Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to the Participant for federal, state, local or foreign tax purposes, the Participant shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Any fraction of a share of Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash to the Participant. The Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying shares and that the Participant has been advised, and hereby is advised, to consult a tax advisor. The Participant represents that the Participant is in no manner relying on the Board, the Committee, the Company or an Affiliate or any of their respective managers, directors, officers, employees or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

11. Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any shares of Stock that may become deliverable hereunder unless and until the Participant has become the holder of record of such shares of Stock, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such shares of Stock, except as otherwise specifically provided for in the Plan or this Agreement.

12. No Right to Continued Employment, Service or Awards. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon the Participant the right to continued employment by, or a continued service relationship with, the Company or any Affiliate, or any other entity, or affect in any way the right of the Company or any such Affiliate, or any other entity to terminate such employment or service relationship at any time. The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

13. Execution of Receipts and Releases. Any issuance or transfer of shares of Stock or other property to the Participant or the Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such Person hereunder. As a condition precedent to such payment or issuance, the Company may require the Participant or the Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate.

14. No Guarantee of Interests. The Board, the Committee and the Company do not guarantee the Stock of the Company from loss or depreciation.

15. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, unless otherwise designated by the Company in a written notice to the Participant (or     other holder), at the address of its principal executive offices.

If to the Participant, at the Participant’s last known address on file with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Participant when it is mailed by the Company or, if such notice is not mailed to the Participant, upon receipt by the Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.
16. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which the Participant has access. The Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

17. Agreement to Furnish Information. The Participant agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.

18. Successors and Assigns. The Company may assign any of its rights under this Agreement without the Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the Person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

19. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

20. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

21. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

22. Arbitration; Waiver of Jury Trial and Court Trial. Any dispute, controversy or claim arising out of or relating to this Agreement (“Disputes”) will be finally settled by arbitration in New York, New York (or such other location as agreed to by the parties) in accordance with the then-existing JAMS (“JAMS”) Comprehensive Arbitration Rules & Procedures, provided that the Company in all cases agrees to pay for all costs, filing fees and arbitrator fees associated with such arbitration. The arbitration award shall be final and binding on the parties. Any arbitration conducted hereunder shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of JAMS. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This arbitration agreement is subject to, and shall be enforceable pursuant to, the Federal Arbitration Act, 9 U.S.C. § 1 et seq. Notwithstanding anything herein to the contrary, a party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief with respect to any violation of Section 6 of this Agreement; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration. By entering into this Agreement and entering into the arbitration provisions herein, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL. To the extent a court be necessary and permitted under this Agreement, then the parties consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the Borough of Manhattan in New York, New York.

23. Compliance with Company Policies. The sale of any shares of Stock with respect to this Award shall in all events be subject to any applicable share trading and stock ownership policies of the Company, and other policies that may be implemented by the Board from time to time.

24. Company Recoupment of Awards. The Participant’s rights with respect to this Award shall in all events be subject to any right that the Company may have under any Company clawback or recoupment policy or other agreement or arrangement with the Participant.

25. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided¸ however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting or severance agreement between the Company (or an Affiliate or other entity) and the Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of the Participant shall be effective only if it is in writing and signed by both the Participant and an authorized officer of the Company.

26. Section 409A. This Agreement is intended to comply with, or be exempt from, the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if the Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant’s separation from service and (b) the Participant’s death. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with the Nonqualified Deferred Compensation Rules and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

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